Rhinebeck Bancorp, Inc. Reports

Results for the Quarter Ended March 31, 2025

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, April 24, 2025 /ACCESSWIRE/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended March 31, 2025 of $2.3 million ($0.21 per basic and diluted share), which was $1.2 million, or 104.1%, higher than the comparable prior year period of $1.1 million ($0.10 per basic and diluted share).

The increase in net income for the quarter ended March 31, 2025 as compared to the quarter ended March 31, 2024 was primarily due to increases in net interest income and non-interest income, partially offset by increases in the provision for credit losses and non-interest expense. The Company’s return on average assets and return on average equity were 0.73% and 7.49% for the first quarter of 2025, respectively, as compared to 0.34% and 3.92% for the first quarter of 2024, respectively.

President and Chief Executive Officer Michael J. Quinn said, “We’re very pleased with our first quarter results, which saw earnings more than double to $2.3 million from $1.1 million a year ago. This performance reflects the positive impact of the balance sheet restructuring we executed in the second half of 2024, which took advantage of the interest rate environment. As a result, we delivered significant expansion in both our interest rate spread, up from 2.19% to 3.13%, and our net interest margin, which increased from 2.90% to 3.79%. Profitability metrics improved across the board, with return on average assets rising to 0.73% and return on average equity reaching 7.49%. We also drove meaningful improvement in operating efficiency and maintained strong credit quality. We believe these results set a solid foundation for continued growth as we move through 2025.”

Income Statement Analysis

Net interest income increased $2.2 million, or 25.2%, to $11.0 million for the three months ended March 31, 2025, from $8.8 million for the three months ended March 31, 2024. The increase was primarily due to higher yields on interest earning assets and lower costs on interest bearing liabilities. Interest rate spread improved 94 basis points from 2.19% for the three months ended March 31, 2024 to 3.13% for the three months ended March 31, 2025, reflecting better pricing on assets versus liabilities. A balance sheet restructuring in the second half of 2024 significantly increased the yield on our available for sale securities.

For the three months ended March 31, 2025, when compared to the three months ended March 31, 2024, the average yield improved by 60 basis points to 5.71% while the average balance of interest-earning assets decreased by $42.2 million, or 3.5%, to $1.18 billion. The average balance of interest-bearing liabilities decreased by $46.2 million, or 5.0%, primarily due to a $48.0 million decrease in the average balance of FHLB advances, while the cost of interest-bearing liabilities decreased by 34 basis points to 2.58%. The overall net interest margin increased by 89 basis points to 3.79% and the overall interest rate spread increased by 94 basis points to 3.13% for the three months ended March 31, 2025.

The provision for credit losses on loans increased by $270,000, or 325.3%, from $83,000 for the quarter ended March 31, 2024 to $353,000 for the current quarter. The increase was primarily attributable to increased loan production during the quarter and increased charge-offs. Net charge-offs increased $260,000 from $250,000 for the first quarter of 2024 to $510,000 for the first quarter of 2025. The increase was primarily due to increased net charge-offs of $162,000 and $139,000 in indirect automobile loans and commercial loans, respectively.

The percentage of overdue account balances to total loans decreased to 1.38% as of March 31, 2025 from 1.71% as of December 31, 2024, while non-performing assets decreased $622,000, or 15.0%, to $3.5 million at March 31, 2025.

Non-interest income totaled $1.8 million for the three months ended March 31, 2025, an increase of $161,000, or 10.1%, from the comparable period in 2024, due primarily to an increase of $166,000, or 66.4%, in other non-interest income investment as swap income increased.  Service charges on deposit accounts also increased by $30,000, or 4.0%, as deposits increased. These increases were partially offset by a decrease in investment advisory income of $45,000, or 11.8%, resulting from a decline in the market due to unpredictable economic conditions. Gains on sales of loans also decreased $8,000 as we sold $385,000 of residential mortgage loans in the first quarter of 2025 as compared to sales of $2.0 million in the first quarter of 2024.

For the first quarter of 2025, non-interest expense rose to $9.5 million, reflecting a $631,000, or 7.1%, increase compared to the same period in 2024. The increase was broad-based, with almost all major expense categories rising. Other non-interest expense grew by $256,000, or 16.8%, driven by higher retail banking costs. Salaries and benefits rose $142,000, primarily due to increased production commissions. Marketing expense rose by $79,000, or 65.3%, largely due to promotional initiatives associated with the launch of higher-yielding deposit products. Additionally, professional fees, FDIC insurance expense, and data processing fees increased by $63,000, $44,000, and $30,000, respectively.

Balance Sheet Analysis

Total assets increased slightly by $159,000 to remain relatively stable at $1.26 billion as of March 31, 2025. Cash and cash equivalents rose by $13.0 million, or 34.8%, driven by higher deposits held at the FHLB and the Federal Reserve Bank of New York, funded by proceeds from maturing securities. Loans receivable grew by $4.7 million, or 0.5%, to $976.5 million, primarily reflecting a $17.9 million increase in commercial real estate loans and a $4.3 million increase in residential real estate loans. This was partially offset by a decline of $17.7 million in indirect automobile loans, in line with a strategic decision to reduce their share of the portfolio. These increases were largely offset by a $15.1 million, or 9.4%, decrease in available-for-sale securities, primarily due to $18.1 million in paydowns, calls, and maturities, partially offset by a $2.3 million reduction in unrealized losses.

Past due loans decreased $3.2 million, or 18.9%, between December 31, 2024 and March 31, 2025, finishing at $13.6 million, or 1.38% of total loans, down from $16.7 million, or 1.71% of total loans at year-end 2024. The decrease was most notable in indirect automobile loans, reflecting the positive impact of more conservative underwriting standards. The allowance for credit losses was 0.86% of total loans and 239.35% of non-performing loans at March 31, 2025 as compared to 0.88% of total loans and 206.56% of non-performing loans at December 31, 2024. Non-performing assets totaled $3.5 million at March 31, 2025, a decrease of $622,000, from $4.1 million at December 31, 2024.

Total liabilities decreased by $4.0 million, or 0.4%, to $1.13 billion at March 31, 2025. The decline was primarily driven by a $15.9 million, or 22.8%, reduction in borrowings and a $1.8 million, or 19.1%, decrease in mortgagors’ escrow accounts. These decreases were largely offset by a $13.5 million, or 1.3%, increase in deposits. The growth in deposits was almost entirely attributable to a $13.6 million, or 1.7%, increase in interest-bearing deposits, while non-interest-bearing deposits declined slightly by $174,000, or 0.1%. The increase in savings and money market accounts reflected the Bank’s promotion of higher-yielding products in response to customer demand for better interest rates. Uninsured deposits were approximately 27.8% and 26.9% of the Bank’s total deposits as of March 31, 2025 and December 31, 2024, respectively.

Stockholders' equity increased $4.1 million, or 3.4%, to $126.0 million at March 31, 2025. The increase was primarily due to $2.3 million in net income and a $1.8 million decrease in accumulated other comprehensive loss reflecting the results of the balance sheet restructuring. The Company's ratio of average equity to average assets was 9.77% for the three months ended March 31, 2025 and 9.23% for the year ended December 31, 2024.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its thirteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe”,  “expect”, “anticipate”, “estimate”, “intend”, “predict”, “forecast”, “improve”, “continue”, “will”, “would”, “should”, “could”, or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, fluctuations in real estate values, general economic conditions or conditions within the securities markets, potential recessionary conditions, the imposition of tariffs or other domestic or international governmental policies, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, our ability to access cost-effective funding, changes in asset quality, loan sale volumes, charge-offs and credit loss provisions, changes in economic assumptions that may impact our allowance for credit losses calculation, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, the effect of our rating under the Community Reinvestment Act, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemic diseases, extreme weather events, or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s or the Bank’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company’s summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2025	2024
Interest and Dividend Income
Interest and fees on loans	$15,008	$14,297
Interest and dividends on securities	1,351	1,037
Other income	279	217
Total interest and dividend income	16,638	15,551
Interest Expense
Interest expense on deposits	4,762	5,134
Interest expense on borrowings	839	1,605
Total interest expense	5,601	6,739
Net interest income	11,037	8,812
Provision for Credit Losses	353	83
Net interest income after provision for credit losses	10,684	8,729
Non-interest Income
Service charges on deposit accounts	773	743
Net gain on sales of loans	38	46
Increase in cash surrender value of life insurance	188	184
Net gain from sale of other real estate owned	—	4
Net loss on disposal of premises and equipment	—	(18)
Investment advisory income	336	381
Other	416	250
Total non-interest income	1,751	1,590
Non-interest Expense
Salaries and employee benefits	5,134	4,992
Occupancy	1,071	1,053
Data processing	525	495
Professional fees	477	414
Marketing	200	121
FDIC deposit insurance and other insurance	297	253
Amortization of intangible assets	20	21
Other	1,784	1,528
Total non-interest expense	9,508	8,877
Net income before income taxes	2,927	1,442
Net Provision for Income Taxes	639	321
Net income	$2,288	$1,121

Earnings per common share:
Basic	$0.21	$0.10
Diluted	$0.21	$0.10

Weighted average shares outstanding, basic	10,777,044	10,748,006
Weighted average shares outstanding, diluted	10,923,364	10,844,287

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	March 31,	December 31,
	2025	2024
Assets
Cash and due from banks	$23,194	$18,561
Federal funds sold	26,759	18,309
Interest bearing depository accounts	564	614
Total cash and cash equivalents	50,517	37,484

Available for sale securities (at fair value)	144,872	159,947
Loans receivable (net of allowance for credit losses of $8,406 and $8,539, respectively)	976,502	971,779
Federal Home Loan Bank stock	3,245	3,960
Accrued interest receivable	4,632	4,435
Cash surrender value of life insurance	30,381	30,193
Deferred tax assets (net of valuation allowance of $1,211 and $1,336, respectively)	7,201	8,114
Premises and equipment, net	13,903	14,105
Goodwill	2,235	2,235
Intangible assets, net	146	166
Other assets	22,290	23,347
Total assets	$1,255,924	$1,255,765
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$237,952	$238,126
Interest bearing	796,289	782,657
Total deposits	1,034,241	1,020,783

Mortgagors’ escrow accounts	7,626	9,425
Advances from the Federal Home Loan Bank	53,873	69,773
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	29,054	28,796
Total liabilities	1,129,949	1,133,932

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,094,828 at March 31, 2025 and December 31, 2024)	111	111
Additional paid-in capital	45,955	45,946
Unearned common stock held by the employee stock ownership plan	(3,000)	(3,055)
Retained earnings	94,054	91,766
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(8,690)	(10,480)
Defined benefit pension plan, net of taxes	(2,455)	(2,455)
Total accumulated other comprehensive loss	(11,145)	(12,935)
Total stockholders’ equity	125,975	121,833
Total liabilities and stockholders’ equity	$1,255,924	$1,255,765

Rhinebeck Bancorp, Inc. and Subsidiary

Average Balance Sheet (Unaudited)

(Dollars in thousands)

	For the Three Months Ended March 31,
	2025			2024
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost(3)	Balance	Dividends	Yield/Cost(3)
Assets:
Interest bearing depository accounts and federal funds sold	$28,428	$279	3.98%	$17,274	$217	5.05%
Loans(1)	992,023	15,008	6.14%	1,009,612	14,297	5.70%
Available for sale securities	157,219	1,261	3.25%	190,900	870	1.83%
Other interest-earning assets	4,349	90	8.39%	6,441	167	10.43%
Total interest-earning assets	1,182,019	16,638	5.71%	1,224,227	15,551	5.11%
Non-interest-earning assets	87,097			88,866
Total assets	$1,269,116			$1,313,093
Liabilities and equity:
NOW accounts	$126,085	$53	0.17%	$123,779	$42	0.14%
Money market accounts	206,019	1,235	2.43%	188,896	1,259	2.68%
Savings accounts	132,949	124	0.38%	147,116	132	0.36%
Certificates of deposit	329,337	3,330	4.10%	333,342	3,681	4.44%
Total interest-bearing deposits	794,390	4,742	2.42%	793,133	5,114	2.59%
Escrow accounts	7,575	21	1.12%	7,017	20	1.15%
Federal Home Loan Bank advances	74,963	752	4.07%	122,993	1,507	4.93%
Subordinated debt	5,155	86	6.77%	5,155	98	7.65%
Total other interest-bearing liabilities	87,693	859	3.97%	135,165	1,625	4.84%
Total interest-bearing liabilities	882,083	5,601	2.58%	928,298	6,739	2.92%
Non-interest-bearing deposits	234,295			243,017
Other non-interest-bearing liabilities	28,802			26,620
Total liabilities	1,145,180			1,197,935
Total stockholders’ equity	123,936			115,158
Total liabilities and stockholders’ equity	$1,269,116			$1,313,093
Net interest income		$11,037			$8,812
Interest rate spread			3.13%			2.19%
Net interest margin(2)			3.79%			2.90%
Average interest-earning assets to average interest-bearing liabilities			134.00%			131.88%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $53,000 and $17,000 for the three months ended March 31, 2025 and 2024, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest earning assets.
(3)	Annualized.

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2025	2024	2024

Performance Ratios (1):
Return on average assets (2)	0.73%	0.34%	(0.67)%
Return on average equity (3)	7.49%	3.92%	(7.31)%
Net interest margin (4)	3.79%	2.90%	3.21%
Efficiency ratio, excluding impact of securities loss restructure (7)	74.35%	85.34%	82.34%
Average interest-earning assets to average interest-bearing liabilities	134.00%	131.88%	133.68%
Total gross loans to total deposits	94.75%	95.84%	95.51%
Average equity to average assets (5)	9.77%	8.77%	9.23%

Asset Quality Ratios:
Allowance for credit losses on loans as a percent of total gross loans	0.86%	0.80%	0.88%
Allowance for credit losses on loans as a percent of non-performing loans	239.35%	174.85%	206.56%
Net charge-offs to average outstanding loans during the period	(0.05)%	(0.02)%	(0.24)%
Non-performing loans as a percent of total gross loans	0.36%	0.46%	0.42%
Non-performing assets as a percent of total assets	0.28%	0.35%	0.33%

Capital Ratios (6):
Tier 1 capital (to risk-weighted assets)	12.10%	12.26%	11.81%
Total capital (to risk-weighted assets)	12.91%	12.99%	12.63%
Common equity Tier 1 capital (to risk-weighted assets)	12.10%	12.26%	11.81%
Tier 1 leverage ratio (to average total assets)	10.17%	10.28%	10.07%

Other Data:
Book value per common share	$ 11.35	$ 10.32	$ 10.98
Tangible book value per common share(7)	$ 11.14	$ 10.10	$ 10.76

(1)	Performance ratios for the three month periods ended March 31, 2025 and 2024 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents average equity divided by average total assets.
(6)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets of less than $3.0 billion.
(7)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measures: tangible book value per common share, efficiency ratio and earnings per share excluding securities loss. Management uses these non-GAAP measures because we believe that they may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP measures may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. These non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below. Loss on available-for-sale securities is excluded from the following calculations as management believes that this presentation provides further comparability of net income (loss), earnings (loss) per share and the efficiency ratio and is consistent with industry practice.

(In thousands, except per share data)	March 31,		December 31,
	2025	2024	2024
Book value per common share
Total shareholders' equity (book value) (GAAP)	$125,975	$114,272	$121,833
Total shares outstanding	11,095	11,073	11,095
Book value per common share	$11.35	$10.32	$10.98

Tangible common equity
Total shareholders' equity (book value) (GAAP)	$125,975	$114,272	$121,833
Goodwill	(2,235)	(2,235)	(2,235)
Intangible assets, net	(146)	(225)	(166)
Tangible common equity (non-GAAP)	$123,594	$111,812	$119,432

Tangible book value per common share
Tangible common equity (non-GAAP)	$123,594	$111,812	$119,432
Total shares outstanding	11,095	11,073	11,095
Tangible book value per common share (non-GAAP)	$11.14	$10.10	$10.76

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com